                                EXHIBIT 23.02
                      CONSENT OF KPMG PEAT MARWICK LLP,
                        CERTIFIED PUBLIC ACCOUNTANTS,
                            DATED JANUARY 3, 1997

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Owners of The Crescent:

        We consent to the incorporation by reference in the Post-Effective Amendment No. One to the Registration Statement on Form S-3 (No. 33-92548) of Crescent Real Estate Equities Trust (formerly known as Crescent Real Estate Equities, Inc.) of our report dated February 28, 1994 relating to the combined financial statements of The Crescent as of and for the year ended December 31, 1993, which financial statements are included in the Annual Report on Form 10-K of Crescent Real Estate Equities, Inc. for the year ended December 31, 1995, and the reference to our firm under the heading "Experts" in the prospectus.


                                                KPMG Peat Marwick LLP


Dallas, Texas
January 3, 1997